CONSOLIDATED FINANCIAL STATEMENTS

Torch Energy Advisors Incorporated and Subsidiaries
As of December 31, 2001 and 2000

              Torch Energy Advisors Incorporated and Subsidiaries

                        Consolidated Financial Statements

                        As of December 31, 2001 and 2000

                                   Contents

Report of Independent Auditors................................................1

Audited Financial Statements

Consolidated Balance Sheets...................................................2
Consolidated Statements of Operations.........................................4
Consolidated Statements of Stockholder's Equity (Deficit).....................5
Consolidated Statements of Cash Flows.........................................6
Notes to Consolidated Financial Statements....................................8

                         Report of Independent Auditors

The Board of Directors
Torch Energy Advisors Incorporated

We have audited the accompanying consolidated balance sheets of Torch Energy Advisors Incorporated and Subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Houston, Texas

------------------

               Torch Energy Advisors Incorporated and Subsidiaries

                           Consolidated Balance Sheets

                                                                                   December 31
                                                                             2001              2000
                                                                       ------------------------------------
                                                                             (amounts in thousands)

Assets
Current assets:
   Cash and cash equivalents                                              $      6,527     $      7,892
   Restricted cash                                                                 550           10,463
   Accounts receivable - product marketing                                      15,874           71,900
   Accounts receivable - joint interest billing                                  5,593            7,219
   Accounts receivable - oil and gas and other                                   6,951           24,209
   Notes receivable - affiliates                                                   298              390
   Notes receivable - other                                                     10,465           16,507
   Assets from price risk management activities                                  3,087           35,812
   Other current assets                                                          2,911           16,005
                                                                       ------------------------------------
Total current assets                                                            52,256          190,397

Property and equipment, at cost:
   Oil and gas (successful efforts method)                                      29,834            4,760
   Other fixed assets                                                           21,023           18,559
                                                                       ------------------------------------
                                                                                50,857           23,319

   Accumulated depreciation and depletion                                      (17,177)         (12,017)
                                                                       ------------------------------------
                                                                                33,680           11,302

Notes receivable - affiliates                                                      988            1,157
Notes receivable - other                                                           365              724
Investment in marketable securities                                                  -            1,575
Equity investments                                                                 994            1,661
Investments at cost                                                                  -              249
Other assets (Note 7)                                                           22,823           40,937

                                                                       ------------------------------------
Total assets                                                              $    111,106     $    248,002
                                                                       ====================================

                                                                                     December 31
                                                                               2001              2000
                                                                       ------------------------------------
                                                                             (amounts in thousands)
Liabilities and stockholder's equity (deficit) Current liabilities:
   Accounts payable - product marketing                                   $     15,893     $     78,287
   Accounts payable and accrued liabilities                                     23,338           28,820
   Liabilities from price risk management activities                             2,629           37,774
   Due to affiliates, net                                                        2,687            1,439
   Note payable to bank                                                         22,930           20,733
   Note payable to other                                                         3,973              471
   Revenue, royalty and production taxes payable                                 4,397           14,935
                                                                       ------------------------------------
Total current liabilities                                                       75,847          182,459

Other long-term liabilities (Note 12)                                           14,376           25,870
Note payable to bank                                                            19,200           17,000
Note payable to affiliate                                                       10,000           10,000
Note payable to other                                                           17,002              288
Senior subordinated note payable - affiliate                                    24,500           25,500

Commitments and contingencies

Stockholder's equity (deficit):
   Common stock, par value $1.00,
      1,000 shares authorized, issued and outstanding                                1                1
   Warrants                                                                        116              116
   Additional paid-in capital                                                    1,999            1,999
   Accumulated comprehensive income - unrealized gain (loss) in value
      of investment in equity securities, net                                        -               19
   Accumulated deficit                                                         (43,472)          (8,125)
   Due from stockholder                                                         (8,463)          (7,125)
                                                                       ------------------------------------
Total stockholder's deficit                                                    (49,819)         (13,115)
                                                                       ------------------------------------
Total liabilities and stockholder's deficit                               $    111,106     $    248,002
                                                                       ====================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                      Consolidated Statements of Operations

                                                                    Year ended December 31
                                                            2001             2000              1999
                                                     ------------------------------------------------------
                                                                    (amounts in thousands)

Revenues:
   Oil and gas revenues                                 $     18,720      $     15,979     $     13,528
   Product marketing and other trading, net                    3,052             3,805            1,627
   Service fees                                               99,573            82,528           56,396
   Operating fees                                              1,870            10,740           13,234
   Interest and other income                                   3,436             1,785            7,280
   Gain (loss) on sale of assets                              (1,922)           16,026              234
                                                     ------------------------------------------------------
Total revenues                                               124,729           130,863           92,299

   Cost of services                                           84,449            73,627           56,007
                                                     ------------------------------------------------------

Operating income                                              40,280            57,236           36,292

Costs and expenses:
   Oil and gas operating expenses                             10,696             7,384            8,018
   Depreciation, depletion and amortization                   14,629            11,593            5,687
   General and administrative expenses                        30,715            31,488           21,432
   Provision for credit losses                                 8,403             1,020            4,530
   Interest expense                                            7,566             9,058            6,676
   Other expense                                                  34               374              437
                                                     ------------------------------------------------------
Total costs and expenses                                      72,043            60,917           46,780

Impairment and equity losses of investees                        336            (1,980)          (7,379)
                                                     ------------------------------------------------------
Income (loss) before minority interest, income taxes
   and cumulative effect of change in accounting
   principles                                                (31,427)           (5,661)         (17,867)

Minority interest                                              4,854             3,126            1,014
Income taxes                                                     (45)            3,510               --
                                                     ------------------------------------------------------
Income (loss) before cumulative effect of change in
   accounting principles                                     (26,618)              975          (16,853)

Cumulative effect of change in accounting principles
   for energy trading and risk management activities
                                                                  --                --              323
                                                     ------------------------------------------------------

Net income (loss)                                       $    (26,618)     $        975     $    (16,530)
                                                     ======================================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

            Consolidated Statements of Stockholder's Equity (Deficit)

                     As of December 31, 2001, 2000, and 1999
                              (amounts in thousands)

                                                                                  Unrealized Gain
                                                                                  (Loss) in Value                         Total
                                                                                 of Investment in                     Stockholder's
                                              Common Stock            Paid-In      Equity          Retained  Due From   (Deficit)
                                            Shares  Amount  Warrants  Capital  Securities, Net     Earnings Stockholder  Equity
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 1998                       1    $ 1    $ --   $1,999     $ (516)          $  12,093 $ (2,967)   $  10,610
Dividends paid                                  --     --      --       --         --              (2,664)      --       (2,664)
Advances to stockholder                         --     --      --       --         --                  --   (1,327)      (1,327)
Comprehensive loss:
   Unrealized loss in value of
      investment in equity securities           --     --      --       --       (263)                 --       --         (263)
   Net loss                                     --     --      --       --         --             (16,530)      --      (16,530)
                                                                                                                       -----------
Total comprehensive loss                                                                                                (16,793)
                                         -----------------------------------------------------------------------------------------
Balance, December 31, 1999                       1      1      --    1,999       (779)             (7,101)  (4,294)     (10,174)
Dividends paid                                  --     --      --       --         --              (1,999)      --       (1,999)
Advances to stockholder                         --     --      --       --         --                  --   (2,831)      (2,831)
Issuance of warrants to customers               --     --     116       --         --                  --       --          116
Comprehensive income:
   Unrealized gain in value of
      investment in equity securities           --     --      --       --        798                  --       --          798
   Net income                                   --     --      --       --         --                 975       --          975
                                                                                                                      -----------
Total comprehensive income                                                                                                1,773
                                         -----------------------------------------------------------------------------------------
Balance, December 31, 2000                       1      1     116    1,999         19              (8,125)  (7,125)     (13,115)
Dividends paid                                  --     --      --       --         --              (8,707)      --       (8,707)
Advances to stockholder                         --     --      --       --         --                  --   (1,338)      (1,338)
Equity adjustment from foreign currency
   translation                                  --     --      --       --         --                 (22)      --          (22)
Comprehensive income:
   Unrealized gain in value of
      investment in equity securities           --     --      --       --        (19)                 --       --          (19)
   Net income                                   --     --      --       --         --             (26,618)      --      (26,618)
                                                                                                                       -----------
Total comprehensive income                                                                                              (26,659)
                                         -----------------------------------------------------------------------------------------
Balance, December 31, 2001                       1      1     116    1,999         --             (43,472)  (8,463)     (49,819)
                                         =========================================================================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                          Year ended December 31
                                                                  2001             2000              1999
                                                           ------------------------------------------------------
                                                                          (amounts in thousands)

Cash flows from operating activities
Net income (loss)                                             $    (26,618)     $        975     $    (16,530)
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
      Depreciation, depletion and amortization                      14,629            11,593            5,687
      Impairment and equity losses in investees                       (336)            1,980            7,379
      Minority interest                                             (4,854)           (4,302)          (1,014)
      Provision for credit losses                                    8,403             1,020            4,530
      Price risk management activities                              (2,420)            1,533            1,118
      Deferred income taxes                                              -            (3,413)               -
      Loss (gain) on sale of assets                                  1,922           (16,026)            (234)
      Issuance of warrants                                               -                63                -
      Noncash sales incentive                                            -               405                -
      Noncash forgiveness of debt                                   (1,000)                -                -
      Changes in assets and liabilities net of effects of
         acquisitions accounted for under the purchase
         method of accounting:
            Accounts receivable                                     72,547           (29,308)           4,224
            Due from/to affiliates                                   1,248             7,178            2,259
            Other current assets                                    13,094            (8,451)          (2,486)
            Accounts payable and accrued liabilities               (67,282)           37,520           (5,793)
            Revenue, royalty and production taxes
               payable                                             (10,538)            2,370          (19,352)
            Other                                                     (966)             (580)            (517)
                                                           ------------------------------------------------------
Net cash flows provided by (used in) operating
   activities                                                       (2,171)            2,557          (20,729)

Cash flows from investing activities
Restricted cash                                                      9,913           (10,463)               -
Notes receivable from officers                                           -                 -              461
Notes receivable                                                       823            20,933           (8,044)
Proceeds from the sale of assets                                     5,429            28,026              318
Investment in property and equipment                                (4,752)          (11,952)          (7,706)
Investment in equity investees                                         (41)           (2,450)          (2,950)
Investments at cost                                                    249                (4)            (250)
Investments in available for sale securities                             -                 -             (114)
Payment for purchase of Milam Energy                                (2,588)                -                -
Payment for purchase of Torch Rig Services Onshore
   (net of cash acquired)                                                -              (220)               -
Payment for sale of equity investee                                 (2,000)                -                -
Acquisition of Oracle Energy Upstream Software                           -            (9,009)               -
Distributions from investments in affiliates                         1,030               686                -
                                                           ------------------------------------------------------
Net cash flows provided by (used in) investing
   activities                                                        8,063            15,547          (18,285)

               Torch Energy Advisors Incorporated and Subsidiaries

                                                                          Year ended December 31
                                                                  2001             2000              1999
                                                           ------------------------------------------------------
                                                                          (amounts in thousands)

Cash flows from financing activities
Proceeds from note payable to bank                            $          -      $      1,704     $      5,412
Proceeds from line of credit with bank                               4,700            38,200            9,200
Proceeds from note payable                                           2,043               300                -
Repayment of line of credit with bank                                    -           (28,900)          (1,000)
Repayment of note payable to bank                                     (304)          (23,160)               -
Repayment of note payable                                           (4,451)              (56)               -
Proceeds from sale of Novistar preferred stock                         800                 -                -
Payment of dividend                                                 (8,707)           (2,000)          (2,664)
Advances to stockholder, net                                        (1,338)           (2,830)          (1,327)
                                                           ------------------------------------------------------
Net cash flows provided by (used in) financing
   activities                                                       (7,257)          (16,742)           9,621
                                                           ------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                (1,365)            1,362          (29,393)
Cash and cash equivalents at beginning of year                       7,892             6,530           35,923
                                                           ------------------------------------------------------

Cash and cash equivalents at end of year                      $      6,527      $      7,892     $      6,530
                                                           ======================================================

Supplemental disclosures of cash flow information
Cash paid during the period for:
   Interest                                                   $      5,120      $      3,359     $      2,207
                                                           ======================================================
   Income taxes                                               $         49      $         25     $         84
                                                           ======================================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 2001

1. ORGANIZATION

Torch Energy Advisors Incorporated and its Subsidiaries ("TEAI" or the "Company") provide an extensive array of specialized outsourcing services to companies primarily in the energy industry. Services include accounting and finance, information technology, procurement, oil and gas operations, hydrocarbon marketing, energy price risk management, and property acquisitions and divestitures. TEAI in the past also provided growth capital, in the form of mezzanine finance and equity capital, to independent oil and gas producers. The Company has interests in and receives revenues from oil and gas producing activities. Operations for the Company are headquartered in Houston, Texas, with operational district offices in Texas, California, Alabama and Colorado.

Until September 1996, TEAI (the "Predecessor" when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark Corporation ("Torchmark"), an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor's executive management, through the formation of Management Holding Company ("MHC") and Torch Acquisition Company ("TAC"), purchased TEAI from Torchmark ("the Management Buyout") (see Note 9). Torchmark retained a warrant for 10% of TAC's common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI's executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

During the year ended December 31, 2001, the Company generated a net loss of approximately $26.6 million. As of December 31, 2001, current liabilities exceeded current assets by $23.2 million, of which $19.9 million is related to a non recourse note payable to bank - current. Management expects the Company to continue its operations and execute its business plan primarily through improving the operational performance of its service activities and capital group. Additional improvements are expected to be achieved through general and administrative cost reductions and through the sale of non-strategic assets. Management believes these actions will enable the Company to meet its working capital requirements through 2002.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of TEAI, its wholly owned subsidiaries and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

INVESTEES AND SUBSIDIARIES

Effective November 1, 1996, Torch Energy Marketing, Inc. ("TEMI"), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acted as a manager and owned 50% interest in this venture. As the Company effectively controlled the venture through management contracts and

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

execution of the day-to-day operating and financial decisions, the activities for this venture are included in the financial statements with the unaffiliated party's interest reflected as minority interest through May 1, 2000. Effective that date, the Company acquired the 50% of this venture not already owned. Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company paid $375,000 to obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest. In January 1999 the Company sold a 25% interest in TPC, resulting in the Company changing the accounting method for its investment in TPC to the equity method. Prior activities of TPC are not material. The Company has guaranteed a TPC note payable of up to $750,000 that matures March 4, 2003. At December 31, 2001, $24,000 is outstanding under the TPC note.

Torch Energy Finance Fund LPI ("TEFF"), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company ("TEFC"), a wholly owned subsidiary, serves as the sole general partner (10%) and the Company serves as the sole limited partner (90%). Activities for TEFF are consolidated in the Company's financial statements. Advances to third party oil and gas companies are recorded as notes receivable. In November 2000, TEFF sold its interest in ARI Development, LLC ("ARI"), an investee. During 2001, Thermal Energy Company ("TEC"), an investee, filed bankruptcy liquidating its assets. Previously, ARI and TEC were accounted for under the equity method.

The Company had a limited partnership interest in Southern Missouri Gas Company, L.P. ("SMGC"), a local natural gas distribution company located in Missouri. The Company's interest was accounted for under the equity method until May 2001 when the interest was sold to the general partner of SMGC.

The Company evaluates its loans and equity investments for impairment and, if indicated, records a valuation allowance or a write down as appropriate.

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Novistar Inc. ("Novistar"), a wholly owned subsidiary, was formed on April 24, 1998 and commenced operations effective January 1, 1999, upon contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation ("Oracle") the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 10). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. Activities for Novistar are consolidated in the Company's financial statements with Oracle's and Accenture's combined interests reflected as a minority interest.

Effective June 3, 1998, the Company formed a limited liability company, Torch Drilling Services, L.L.C. ("Torch Drilling"), for the purpose of acquiring a license to conduct short radius drilling technology. Activities for Torch Drilling were consolidated in the Company's financial statements until December 1999. In March 2000, September 2000 and November 2000, the Company sold 19%, 14% and 18% interests, respectively, in Torch Drilling, resulting in the Company changing the accounting method for its investment in Torch Drilling to the equity method. Since the amounts are not material, the prior period financial statements were not restated to reflect the change in consolidation policy. In August 2001, the Company sold its remaining 49% interest in Torch Drilling.

Effective December 15, 1998, the Company purchased Petroleum Financial, Inc. ("PFI"), a privately held provider of accounting and information technology outsourcing services to mid-market oil and gas companies. The Company paid $1.25 million to obtain PFI's existing client base and to expand the Company's ability to reach new clients. The activities of PFI subsequent to the acquisition were consolidated in the financial statements. In September 2000, the Company transferred to Novistar the stock of PFI at book value, effective as of January 2000.

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Torch Rig Services, Inc., a wholly owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company's financial statements.

Effective February 29, 2000, the Company formed Torch Energy TM, Inc. ("TETM"), to conduct energy product marketing activities. Activities for TETM are consolidated in the Company's financial statements.

Effective October 2, 2000, the Company purchased PLS, Inc. ("PLS") and PLS Canada Petroleum Listing Services, Inc. ("PLS Canada"). The purchase price was $1.1 million for these wholly owned subsidiaries that provide oil and gas energy publications and brokering of oil and gas properties to clients. The activities of PLS and PLS Canada subsequent to the acquisition are consolidated in the Company's financial statements.

Effective April 2001, the Company formed Milam Energy L.P. ("Milam") for the purpose of acquiring and developing oil and gas properties. Milam Energy GP, L.L.C. serves as the sole general partner (.1%) and TEAI serves as the sole limited partner (99.9%). Activities for Milam are consolidated in the Company's financial statements.

CASH AND CASH EQUIVALENTS

Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

RESTRICTED CASH

The Company has a restricted cash account which is required by the April 21, 2000 Torch Energy TM, Inc. Credit Agreement with a bank (see Note 14). The Credit Agreement requires that all persons obligated to TETM under an account or sales contract of TETM, make all payments under such accounts or sales contracts to the restricted account. The Company must request transfers from the restricted account to the operating account through specific procedures and the bank may transfer the funds, but has no duty to make any such transfer and at any time may refuse to transfer any funds until all obligations are satisfied. Obligations include all advances, debts, liabilities, obligations, covenants and

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

duties arising under any loan document owed by the Company to the bank, or any affiliate of the bank, the agent or any indemnified person. At December 31, 2001, there are no obligations outstanding and the account balance is zero.

In addition, the Company has a restricted cash account, which is required by Milam's May 17, 2002 Promissory Note with a third party (see Note 14). The Promissory Note requires that all proceeds related to oil and gas properties be remitted into the restricted account. The Company must request transfers from the restricted account to the operating account through specific reporting procedures. Upon agreement with transfer requests, the third party will transfer funds out of the restricted account. The balance in the restricted cash account at December 31, 2001 is $550,000.

INVESTMENT IN MARKETABLE SECURITIES

Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

The Company has no held-to-maturity, trading securities or available-for-sale securities at December 31, 2001. Prior to December 31, 2001, the Company had available-for-sale securities which were recorded at fair value, with unrealized gains and losses, excluded from earnings and reported as accumulated comprehensive income, a separate component of the stockholder's deficit.

Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

RESEARCH AND DEVELOPMENT EXPENSES

All costs incurred in developing software products are expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasibility are not material. For the years ended December 31, 2001 and 2000, $6.1 million and $7.1 million, respectively, of

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

research and development expenses were included in general and administrative expenses. There were no research and development expenses recorded for the year ended December 31, 1999.

PROPERTY AND EQUIPMENT

Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flow of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. The Company recognized a write-down of $350,000 during the year ended December 31, 2000. No such write-down was recognized during the years ended December 31, 2001 and 1999.

Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate valuation allowances are established when necessary. No such allowance was required during the years ended December 31, 2001, 2000 and 1999.

Fixed assets are depreciated on a straight-line basis over their estimated useful lives which ranges from three to ten years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

In connection with the acquisition from Oracle Corporation (see Note 10), Novistar expanded its product offerings to include consulting, licensing, support and application hosting. Revenue recognition for these expanded product offerings comply with the provisions of Statement of Position ("SOP") 97-2, Software Revenue Recognition; SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2; Emerging Issues Task Force Issue No. 00-3, Application of SOP 97-2, Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware; and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transaction, including obtaining, as appropriate, vendor-specific objective evidence of fair value.

Revenues associated with service and operating fees are recognized ratably over the term of the service agreements, as earned. Service level credits are recognized as a reduction of revenue in the period in which the Company fails to meet service levels required by its contracts. Long-term service fee contracts may contain multiple element arrangements relating to consulting services and outsourcing services. Consulting services are provided to transition the accounting records and business processes of outsourcing customers to Novistar's operating platform. The costs and revenues associated with these consulting services are deferred and recognized on a straight-line basis over the remaining term of the long-term service fee contract as service fees and costs once the outsourcing services commence. During the year ended December 31, 2001, $348,000 and $329,000 of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. During the year ended December 31, 2000, $1.6 million and $1.1 million of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. Novistar recognized $1,060,000 and $742,000 in transition consulting revenues and cost of revenues, respectively, for the year ended December 31, 2001. Novistar recognized $303,000 and $211,000 in transition consulting revenues and cost of revenues, respectively, for the year ended December 31, 2000. No transition consulting revenues and cost of revenues were recorded for the year ended December 31, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Torch Energy Advisors Incorporated and Subsidiaries

The Company recognizes oil and gas revenues from its interest in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.

In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

GAS BALANCING

The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interest are recorded as liabilities and under-deliveries are recorded as assets.

Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. At December 31, 2001 and 2000, the Company's receivable for gas sales less than the Company's entitled share was approximately $62,000 and $643,000, respectively. In addition to imbalances due to natural gas sales, the Company has gas pipeline imbalances due of $658,000 at December 31, 2001.

ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

The Company, through its subsidiaries, engages in price risk management activities for both trading and non-trading purposes. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading activities as defined by the Financial Accounting Standard Board's Emerging Issues Task Force Issue No. 98-10 ("EITF 98-10"), Accounting for Energy Trading and Risk Management Activities. The cumulative effect of this change in accounting principle is reflected as a separate line item in the Consolidated Statement of Operations for the year ended December 31, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Torch Energy Advisors Incorporated and Subsidiaries

To conduct its trading activities, the Company uses forwards, swaps and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments are reflected at fair value, inclusive of valuation adjustments, with resulting unrealized gains and losses recorded as "Assets from price risk management activities," "Other assets," "Liabilities from price risk management activities," and "Other liabilities," respectively, on the Consolidated Balance Sheets. Current period changes in the assets and liabilities from price risk management activities are recognized as net gains or losses in "Product marketing and other trading, net" on the Consolidated Statements of Operations. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

The Company also periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the consolidated balance sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Upon adoption, the Company did not have any financial derivative contracts utilized for non-trading purposes. Thus, the Company had no impact upon adoption of SFAS 133. During 2001, the Company entered into certain over-the-counter swap contracts to hedge the cash flow of the forecasted sale of oil and gas production. The Company did not elect to document and designate these hedges. Thus, the changes in the fair value of these over-the-counter swap contracts are reflected in earnings for the year ended December 31, 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               Torch Energy Advisors Incorporated and Subsidiaries

CONCENTRATIONS OF CREDIT RISK

Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Financial instruments, which subject the Company to credit risk, consist principally of trade receivables, forwards, over-the-counter options and swaps. The Company manages credit risk through informal credit policies and utilization of netting language in its derivative contracts that may be settled with the physical commodity. Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards. Customers not meeting the Company's credit standards are required to provide an acceptable form of payment security. At December 31, 2001, accounts receivables and other financial instruments were recorded at fair value and were predominantly with energy related and energy trading companies in the United States.

EQUITY INSTRUMENTS ISSUED TO CUSTOMERS

For equity instruments issued to customers, the Company follows the guidance provided in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation and in Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18"), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

OTHER ASSETS

Other assets primarily consist of intangible assets which represent the excess cost of acquired assets over the amounts assigned to tangible net assets at acquisition. Such amounts are amortized on a straight-line basis over five to ten years depending on the estimated life of the asset. Other assets also includes noncurrent assets from price risk management activities.

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company periodically reviews the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or the estimate of useful lives. This evaluation consists of the Company's projection of undiscounted future operating cash flows before interest over the remaining lives of the intangible assets, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Based on its review, the Company recorded an impairment of its intangible assets in the amount of $1.6 million for the year ended December 31, 2001. No impairment of the Company's long-lived assets or related intangible assets was recorded for the years ended December 31, 2000 and 1999.

INCOME TAXES

Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable. In conjunction with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business (see Note 10), Novistar was no longer eligible for Subchapter S corporation status. Upon contribution to Novistar in September 2000, PFI was also no longer eligible for Subchapter S corporation status.

Novistar accounts for income taxes under the provisions of Statement of Accounting Standards ("SFAS") No. 109. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expenses or credits are based on the changes in the deferred tax asset or liability from period to period.

RECLASSIFICATIONS

Certain reclassifications of prior period statements have been made to conform with current reporting practices.

               Torch Energy Advisors Incorporated and Subsidiaries

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company and its subsidiaries have chosen to account for stock-based compensation awards to employees using the intrinsic-value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.

3. RELATED PARTY TRANSACTIONS

DUE FROM STOCKHOLDER

The Company has advanced approximately $8.5 million to TAC ($1.3 million in 2001, $2.8 million in 2000 and $1.3 million in 1999) which was used to repurchase common stock and options awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying financial statements.

NOTES RECEIVABLE

On January 1, 2000, the Company was issued a promissory note from one of the Company's officers for $1.42 million. This note bears interest at 8% and has principal and interest payments due annually through December 31, 2005. During 2001, payments for $404,000 were received on the note. The Company also has other outstanding notes receivable from other officers amounting to $267,000. Interest accrues on these notes at 8% with principal and interest payments due annually through December 31, 2002.

               Torch Energy Advisors Incorporated and Subsidiaries

3. RELATED PARTY TRANSACTIONS (CONTINUED)

ASSET MANAGEMENT

The Company provides management services relating to oil and gas operations for affiliated entities and investees, including Mission Resources Corporation ("Mission") formerly Bellwether Exploration Company ("Bellwether"), a major customer. During 1999, the principal stockholder of TAC functioned as director and from August 1999 through May 2001 served as Chief Executive Officer and Chairman of the Board of Bellwether. Through the date of the financial statements, this individual continues to serve on the Board of Mission. In accordance with the management agreements, the Company provides various accounting and administrative services for Mission at a fixed or variable fee. In addition, the Company receives additional compensation for services related to property or corporate acquisitions or divestitures. The Company's total management fees received from related parties amounted to $3.5 million, $4.6 million, and $3.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

In the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

PRODUCT MARKETING AND OTHER TRADING INCOME

The Company markets oil and natural gas production from properties in which related parties own interests. The Company's marketing fee ranges from 0.5% to 3% of revenues; such charge is customary within the oil and gas industry. Such revenues for the Company amounted to $.7 million, $1.0 million and $2.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

In the normal course of business, the Company purchases natural gas from and sells natural gas to affiliates. In 2001, 2000 and 1999 such purchases amounted to $42.9 million, $36.4 million and $21.7 million, respectively. There were no sales in 2001. Sales amounted to $19.5 million and $85.2 million in 2000 and 1999, respectively. In August of 1998, the Company bought a twelve month natural gas option from an unconsolidated affiliate. The aggregate absolute notional volume of the option was 6 bcf. At December 31, 1999, the Company recognized a gain of approximately $800,000 ($400,000 net of minority interest) related to this option.

            Torch Energy Advisors Incorporated and Subsidiaries

3. RELATED PARTY TRANSACTIONS (CONTINUED)

WELL OPERATIONS

The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators' fees charged to affiliates by the Company for the years ended December 31, 2001, 2000 and 1999 for these activities were $1.7 million, $1.7 million and $0.5 million, respectively.

ORACLE

During the period from February 18, 2000 to December 31, 2000, Novistar paid Oracle approximately $687,000 for rent expense and support fees for Oracle products and $669,000 for interest from a note payable. For the year ended December 31, 2001, Novistar paid Oracle approximately $868,000 for rent expense and support fees for Oracle products and $715,000 for interest on a note payable. As of December 31, 2001 and 2000, $385,000 and $119,000, respectively, of accrued interest payable to Oracle is included in due to affiliates (see Note
14).

4. INVESTMENTS

In April 1997, the Company received 150,000 Bellwether shares and a warrant to purchase 100,000 shares in connection with the sale of certain partnerships to Bellwether. In December 2001, the Company sold 150,000 Mission shares for $337,000 resulting in a loss of $919,000. The market value of the Company's investment in Bellwether at December 31, 2000 and 1999 was $1.3 million and $0.7 million, respectively.

In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. ("Carpatsky"), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million note and related interest due from Carpatsky. At December 31, 1999, the Company recorded $0.2 million in unrealized losses due to the difference between cost and market value in its investment in Carpatsky, resulting in a carrying value of $0.8 million. During 2001 and 2000, the Company recognized additional impairment losses of $0.3 million and $0.7 million, respectively, on its investment in Carpatsky, as it was determined that the carrying value exceeded the fair value of the investment.

            Torch Energy Advisors Incorporated and Subsidiaries

4. INVESTMENTS (CONTINUED)

During 2000 and 1999, the Company recognized impairment losses of $.9 million and $3.1 million, respectively, on its investment in SMGC, as it was determined that the carrying value exceeded the fair value of the investment.

The Company permanently impaired TEFF's investments due to its anticipated inability to recover their underlying carrying value (see Note 5). Accordingly, an investment writedown of $2.1 million was recorded during the year ended December 31, 1999.

5. NOTES RECEIVABLE

TEFF was issued promissory notes by three entities in connection with the collateralized financing it provides to exploration and production companies. As its source of funding for the notes, TEFF uses proceeds received from a credit facility with a bank. Under the terms of this credit facility, the bank reviews on a portfolio basis the value of all collateral on the notes held by TEFF to determine the amount of funds to be made available from the credit facility. The bank's collateral for the TEFF outstanding loan amounts is the assigned mortgages of the oil and gas properties which TEFF has as collateral from its notes receivable and all other assets of TEFF. During 2000 one of the entities was sold and the investment in receivables was reduced by $21.3 million (see
Note 14). During 2001, one of the entities filed bankruptcy liquidating its assets. The oil and gas properties were sold for an adjusted purchase price of $8.2 million.

Consistent with the terms of TEFF's credit facility with the bank, notes receivable are carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance is measured on an aggregate portfolio basis. At December 31, 2001 and 2000, the total recorded investments in the receivables was approximately $10.0 million and $16.4 million, respectively. A reserve for credit losses of approximately $4.5 million was established at December 31,1999. At December 31, 2001 and 2000, the reserve was increased by $6.1 million and $0.7 million, respectively. The Company suspended interest income recognition as a result of the impairment of the notes receivable (see Note 14).

In June 2000, in connection with the sale of some of the Company's oil and gas properties, the Company was issued a promissory note totaling $800,000. Interest accrues on this note at 10% with principal and interest payments due monthly through June 2003.

            Torch Energy Advisors Incorporated and Subsidiaries

6. FIXED ASSETS

Fixed assets consist of the following (in thousands) as of December 31:

                                                        2001          2000
                                                  -----------------------------

Computer hardware, software and office equipment     $    16,223    $  14,129
Furniture, fixtures, leasehold improvements, art,
   rental equipment and vehicles                           4,800        4,430
                                                  -----------------------------
                                                          21,023       18,559
Less: accumulated depreciation                           (14,173)     (10,443)
                                                  -----------------------------
                                                     $     6,850    $   8,116
                                                  =============================

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $4.0 million, $3.8 million and 3.7 million, respectively.

7. OTHER ASSETS

The components of other assets are as follows (in thousands) as of December 31:

                                             2001              2000
                                       -----------------------------------

Goodwill                                  $    22,499      $    23,442
Software technology                             9,100            9,100
Assembled work force                            2,690            2,690
Customer base                                   1,100            1,100
Assets from price risk management                 520            8,487
Other                                           1,617            2,754
                                       -----------------------------------
                                               37,526           47,573
Less: accumulated amortization                (14,703)          (6,636)
                                       -----------------------------------
                                          $    22,823      $    40,937
                                       ===================================

At December 31, 2001, other includes deposits in an escrow account as required by the Milam Note (see Note 14). Milam was required to enter into a Escrow & Security Agreement for the issuance of bonds to satisfy plugging and abandonment obligations. From June 1, 2001 through September 1, 2005, monthly deposits of $85,000 must be made into escrow unless the balance in the account exceeds $4 million. The balance plus interest in the escrow account at December 31, 2001 is $597,000.

            Torch Energy Advisors Incorporated and Subsidiaries

7. OTHER ASSETS (CONTINUED)

Intangible assets are amortized on a straight-line basis over three to ten years. Amortization expense for the years ended December 31, 2001, 2000 and 1999, was $9.1 million, $6.3 million and $0.2 million, respectively. Amortization expense for the year ended December 31, 2001 includes an impairment of goodwill for $1.6 million.

8. RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company's contributions to this plan total $1.4 million, $1.7 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee's salary for the previous year to the plan. The Company's contribution to the discretionary plan totaled $-0-, $615,000 and $-0- for the years ended December 31, 2001, 2000 and 1999 respectively.

9. MANAGEMENT BUYOUT

On September 30, 1996, the Management Buyout occurred whereby certain members of the Company's executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see
Note 14) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon the performance of the properties, no such liability was recorded at December 31, 2001 and 2000.

10. ACQUISITIONS AND DISPOSITIONS OF ASSETS

On February 18, 2000, Novistar purchased from Oracle the Oracle Energy Upstream business. In connection with the acquisition, Novistar hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software

            Torch Energy Advisors Incorporated and Subsidiaries

10. ACQUISITIONS AND DISPOSITIONS OF ASSETS (CONTINUED)

programs. In addition, Novistar became party to consulting and technical support contracts relating to Oracle's Upstream software business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10.0 million note issued by Novistar (see Note 14) and 2,484,395 shares of Novistar Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition, Novistar entered into an alliance agreement with Oracle that will, among other things, enable the Company to jointly market with Oracle software products and services. As of December 31, 2001, no amounts have been paid or earned related to the alliance agreement. The results of operations of the Oracle Energy Upstream business are included in the results of operations of Novistar which are included in the results of operations of the Company subsequent to February 18, 2000.

The following is the allocation of the purchase price for the Oracle Energy Upstream business acquisition reflected in the accompanying financial statements. The purchase price allocation is based upon the estimated fair value of the assets acquired and liabilities assumed in accordance with the purchase price method of accounting in APB Opinion No. 16, Business Combinations, and reflects net cash paid of $8.7 million after purchase adjustments and the capitalization of $333,000 in acquisition costs.

Tangible assets                               $        90
Intangible assets                                  12,890
Customer prepayments                               (1,102)
Deferred tax liability                             (3,413)
Goodwill                                           20,494
                                           -------------------
Adjusted purchase price                       $    28,959
                                           ===================

Promissory note                               $    10,000
Preferred stock                                     9,950
Cash                                                9,009
                                           -------------------
Adjusted consideration                        $    28,959
                                           ===================

The net assets and results of operations of the Oracle Energy Upstream business have been included in the financial statements of the Company since February 18, 2000.

            Torch Energy Advisors Incorporated and Subsidiaries

10. ACQUISITIONS AND DISPOSITIONS OF ASSETS (CONTINUED)

In 2001, as part of a series of agreements executed in November 2000, Novistar issued 200,000 shares of Series B convertible preferred stock to an affiliate of Accenture (formerly known as Anderson Consulting LLP) in exchange for software assets from Accenture. Concurrently, Novistar entered into a marketing alliance with Accenture and issued a warrant to them for the purchase of up to 500,000 shares of common stock. The shares under the warrant vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Accenture would provide support services. An intangible asset for the software acquired was established at the fair value of the stock issued. Novistar will recognize commission expense upon vesting of the shares under the warrant based on the fair value date of vesting in accordance with EITF 96-18. As of December 31, 2001, no commissions have been paid or earned related to the marketing alliance.

During the year ended December 31, 2001, Milam purchased an interest in certain oil and gas properties located in Louisiana and Texas from a third party for a total of $21.4 million.

During the year ended December 31, 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 million. In May 2001, the Company sold its interest in SMGC to the general partner of SMGC by paying $2 million in cash and entering into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2002, the Company sold 150,000 Mission shares for $337,000 resulting in a loss of $919,000.

During the year ended December 31, 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million generating a gain of $1.4 million.

11. INCOME TAXES

Prior to February 2000, Novistar was treated as an "S Corporation" for federal income tax purposes, whereby taxable income or losses flow through to, and was reported by, the shareholder of the Company. The S Corporation status was terminated in February 2000,

            Torch Energy Advisors Incorporated and Subsidiaries

11. INCOME TAXES (CONTINUED)

as a result of the issuance of preferred stock in connection with the acquisition of certain assets from Oracle. The S Corporation status of PFI was terminated in September 2000, as a result of the transfer of the stock of PFI to Novistar by the Company. Accordingly, a provision for Novistar and PFI has been made for federal income taxes in the accompanying financial statements beginning February 2000 and September 2000, respectively.

Income tax benefit attributable to income (loss) from operations for the year ended December 31, 2001 consists of:

                                      Year ended December 31, 2001
                               Current          Deferred           Total
                          ----------------------------------------------------

U.S. Federal                   $        -        $        -       $        -
State and local                         6                 -                6
                          ----------------------------------------------------
                               $        6        $        -       $        6
                          ====================================================

Income tax benefit attributable to income (loss) from operations for the year ended December 31, 2000 consists of:

                                      Year ended December 31, 2000
                               Current          Deferred           Total
                          -----------------------------------------------------

U.S. Federal                   $        -        $   (3,087)      $   (3,087)
State and local                         -              (316)            (316)
                          -----------------------------------------------------
                               $        -        $   (3,403)      $   (3,403)
                          =====================================================

            Torch Energy Advisors Incorporated and Subsidiaries

11. INCOME TAXES (CONTINUED)

Income tax expense differed from the amounts computed by applying U.S. Federal income tax statutory rate of 35% to pretax income as a result of the following:

                                                                December 31   December 31
                                                                   2001           2000
                                                             --------------------------------
Federal income tax (benefit) at statutory rate                    $   (7,430)   $   (6,610)
Increase (reduction) in income taxes resulting from:
   Effect of nontaxable earnings prior to termination of S
         corporation status                                                -           820
   Permanent differences                                                 264           240
   State and local taxes, net of federal income tax benefit             (726)         (554)
   Effect of non taxable earnings of PFI                                   -            53
   Change in valuation of allowance                                    7,818         2,648
   Other                                                                  80             -
                                                             --------------------------------
Total income tax benefit                                          $        6    $   (3,403)
                                                             ================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

Deferred tax assets:
   Allowance for doubtful accounts                                $      35     $        7
   Miscellaneous accruals                                                89            127
   Implementation income                                                  -            162
   Net operating loss carry forward                                   9,996          4,616
   Depreciation and amortization                                        300              -
   Other                                                                 45             27
                                                             --------------------------------
                                                                     10,465          4,939
   Valuation allowance                                              (10,465)        (2,648)
                                                             --------------------------------
Total deferred tax assets                                                 -          2,291
Deferred tax liabilities:
   Depreciation and amortization                                          -         (2,291)
                                                             --------------------------------
Total deferred liabilities                                                -         (2,291)
                                                             --------------------------------
Net deferred tax assets                                           $       -     $        -
                                                             ================================

            Torch Energy Advisors Incorporated and Subsidiaries

11. INCOME TAXES (CONTINUED)

At December 31, 2001, Novistar has U.S. net operating loss carry forwards of approximately $25 million which will begin to expire in 2019. During the year ended December 31, 2001, Novistar recorded a valuation allowance in the amount of $7.8 million to offset deferred tax assets which management has determined may not be realized.


12. OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 31, 2001 and 2000 consist of the following (amounts in thousands):

                                                               2001              2000
                                                             -----------------------------
Royalties payable                                             $    1,962       $    1,962
Liabilities from price risk management activities                     42           10,581
Accrued sales incentive                                            2,500            3,000
Minority interest                                                  2,938            6,992
Liability for buy-back of options                                  2,453              541
Liability for plugging and abandonment costs                       2,583                -
Other                                                              1,898            2,794
                                                             -----------------------------
                                                              $   14,376       $   25,870
                                                             =============================

13. TORCH ENERGY ROYALTY TRUST

The Company serves as sponsor and operator of a majority of the properties in which the Torch Energy Royalty Trust (the "Trust") owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract ("Purchase Contract") which expires on the termination date of the Trust, the earliest of which is January 1, 2003. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas, adjusted to reflect the terms of a hedge contract ("Hedge Contract"), which expired August 31, 2000, to which the Company was a party. The Purchase Contract also provides that the minimum price paid by TEMI for gas production

            Torch Energy Advisors Incorporated and Subsidiaries

13. TORCH ENERGY ROYALTY TRUST (CONTINUED)

is $1.70 per MMBtu ("Minimum Price"). When TEMI pays a purchase price based on the Minimum Price, it receives price credits ("Price Credits"), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, TEMI is entitled to deduct 50% of such excess ("Price Differential") in determining the purchase price. Beginning January 1, 2002, TEMI has an annual option to discontinue the Minimum Price commitment. However, if TEMI discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. Commencing January 1, 2002, the Minimum Price and the sharing price shall be increased for inflation based on the Producer Price Index. As TEMI did not exercise its option to discontinue the minimum price commitment, the minimum price and sharing price in 2002, adjusted for inflation, will be $1.71 and $2.12, respectively.

During the year ended December 31, 2001, the Company purchased 5,638 MMCF of gas and 29 Mbbls of oil at an average price of $3.20 per MCF and $19.92 per Bbl. During the year ended December 31, 2000, the Company purchased 6,882 MMCF of gas and 43 Mbbls of oil at an average price of $2.96 per MCF and $24.47 per Bbl. During the year ended December 31, 1999, the Company purchased 6,972 MMCF of gas and 52 Mbbls of oil at an average price of $2.11 per MCF and $14.13 per Bbl. Under the Hedge Contract, monthly quantities of gas hedged decreased from 46,667 MMbtus of gas in 1999 to 17,250 MMbtus of gas in 2000, and monthly quantities of oil hedged decreased from 500 Bbls in 1999 to 167 Bbls in 2000. The price received for gas under the Hedge Contract increased from $1.88 per MMbtu in 1999 to $1.89 per MMbtu in 2000. The price received for oil under the Hedge Contract increased from $20.15 per Bbl in 1999 to $20.20 per Bbl in 2000.

Under an amendment to the Purchase Contract, the seller of the net production attributable to the Trust properties has committed to the delivery of a minimum number of volumes for 2001 and 2002. Additionally, the Company has purchased contracts expiring December 2002 to further limit its exposure to losses under the minimum price obligation Purchase Contract. Under these contracts, monthly quantities hedged range from 16,989 MMbtus per day to 17,750 MMbtus per day with a floor price of $1.81 per Mmbtu for 2001 and 2002, respectively. The activities for these contracts are conducted as part of the Company's trading operations.

          Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT

SENIOR SUBORDINATED NOTE PAYABLE - AFFILIATE

On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The Note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004. During 2001, the Note was reduced by $1 million in connection with the settlement of litigation involving the Predecessor, Torchmark and a third party. In addition, the settlement provides for additional reductions of $500,000 on October 1, 2002 and $500,000 on October 1, 2003.

SENIOR SUBORDINATED NOTE PAYABLE - ORACLE

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrues interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. As of December 31, 2001, $10.0 million was outstanding under this Senior Subordinated Note payable. Related interest of $988,000 and $788,000 is reflected in the accompanying Statement of Operations for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company was in default on the note due to non-payment of interest. The Company has received a waiver on the non-payment of interest as of December 31, 2001.

PROMISSORY NOTE - THIRD PARTY

On May 17, 2001, Milam entered into an $18 million Promissory Note (the "Milam Note") with a third party. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three month London Interbank Offered Rate (2.0% at December 31,

          Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (CONTINUED)

2001). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The Milam Note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. As of December 31, 2001, the Company was not in compliance with one of its financial ratios. The Company has received a waiver on the current ratio as of December 31, 2001. Certain oil and gas properties secure the Milam Note. At December 31, 2001, the outstanding balance under the Milam Note was $16.9 million.

NOTE PAYABLE - SMGC

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2002. Failure to make these payments could result in an additional obligation of $3.5 million.

LINE OF CREDIT

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001 and the revolving line of credit matures on March 31, 2002. The Novistar Facility is secured by or pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI has guaranteed the outstanding balance of the revolving line of credit. At December 31, 2001, there is $3.0 million outstanding under the Novistar Facility

On August 31, 1999, the Company entered into a $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate plus .25% or the LIBOR rate. The new Credit Facility has a January 1, 2003 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 2001, there is $19.2 million outstanding under the new Credit Facility and the borrowing base is set at $23 million.

          Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (CONTINUED)

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999); and at the bank's prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan are repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secure the TEFF Facility, which matures on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF Facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In November 2000, ARI was sold and the loan balance was reduced by $21.3 million. In addition, the March 9, 2000 amendment changed the interest rate to the bank's prime rate (3.8% at December 31, 2001) plus 1% or LIBOR (2.4% at December 31, 2001) plus 4% regardless of the portfolio base ($19.9 million at December 31, 2001), and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2001 and 2000, the outstanding balances under the TEFF Facility were $19.9 million and $20.2 million, respectively, at a weighted average interest rate of 7.3% and 10.5%, respectively.

On April 21, 2000, Torch Energy TM, Inc. entered into a Credit Agreement (the "Credit Agreement") with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit are issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) to provide for letters of credit to secure suppliers of product, and (c) to fund payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrues on letters of credit at a floating rate per annum equal to the base rate (the higher of .50% per annum above the latest Federal Funds Rate, or the prime rate) plus .50% for two business days and, thereafter, at a

          Torch Energy Advisors Incorporated and Subsidiaries

14. DEBT (CONTINUED)

floating rate per annum equal to the base rate plus 3% per annum. The Credit Agreement has a November 2001 maturity date on letters of credit issued under the borrowing base sub-line and February 27, 2002 for letters of credit issued under the transactional sub-line. Collateral for the credit agreement consists of all assets of TETM. At December 31, 2001, there are no outstanding letters of credit.

Scheduled maturities for the next five years and thereafter as of December 31, 2001 are as follows (in thousands):

2002                                                       $   26,904
2003                                                           19,594
2004                                                           40,778
2005                                                           10,368
2006                                                              275
2007 and thereafter                                             1,020
                                                      -------------------
                                                           $   98,939
                                                      ===================

15. STOCK OPTION PLAN

In May 1999, Novistar adopted the 1999 Stock Option Plan (the "Plan"). The Plan was established to grant incentive stock options to employees and others. Novistar has reserved a total of 2,600,000 shares of common stock for future grant under the Plan.

Under the provisions of the Plan, the exercise price of a stock option shall be 100% of the fair market value of a share of common stock on the date the stock option is granted unless otherwise determined by the plan administrator. The stock options granted vest up to three years from the date of grant. Stock options granted under the Plan shall be exercisable per the provisions in the option agreement as described below.

Vested options are exercisable only if:

     .  Novistar consummates an initial public offering;
     .  TEAI agrees to sell 70% or more of its common stock;
     . Novistar merges with another company; or . Novistar's board of directors declares the options to be exercisable.

          Torch Energy Advisors Incorporated and Subsidiaries

15. STOCK OPTION PLAN (CONTINUED)

Unless otherwise provided in an option agreement, the term of the option is ten years, subject to earlier termination.

The following table summarizes stock option activity under the Plan during the period of inception of the Plan through the year ended December 31, 2001:

                                                                   Weighted
                                                        Range of    Average
                                                        Exercise   Exercise
                                       Options           Prices      Price
                                  ---------------------------------------------
Granted                                   667,500      $     2.00   $   2.00
Exercised                                       -               -          -
Canceled                                        -               -          -
                                  ---------------------------------------------
Outstanding, December 31, 1999            667,500      $     2.00   $   2.00
..
Granted                                 1,471,324      $ .01-4.00   $   1.46
Exercised                                       -               -          -
Canceled                                   (8,000)           4.00       4.00
                                  ---------------------------------------------
Outstanding, December 31, 2000          2,130,824      $ .01-4.00   $   1.62
..
Granted                             *     885,934      $     2.00   $   2.35
Exercised                           *    (825,721)       .01-4.00       1.90
Canceled                                 (783,500)       .01-4.00       3.46
                                  ---------------------------------------------
Outstanding December 31, 2001           1,407,537      $ .01-2.00   $   0.89
                                  =============================================
Exercisable, December 31, 1999                  -      $        -   $      -
                                  =============================================
Exercisable, December 31, 2000                  -      $        -   $      -
                                  =============================================
Exercisable, December 31, 2001                  -      $        -   $      -
                                  =============================================

* Includes the cancellation and re-issuance of $571,467 employee stock options on October 1, 2001.

          Torch Energy Advisors Incorporated and Subsidiaries

15. STOCK OPTION PLAN (CONTINUED)

The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the period from inception of the Plan through December 31, 2001. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes options pricing model.

                                                                                              Weighted
                                                                 Weighted       Weighted       Average
                                                                  Average        Average       Remaining
                                                                   Fair         Exercise      Contractual
                                                   Shares         Value           Price      Life (Years)
                                               ------------------------------------------------------------

Year ended December 31, 1999
Exercise price equals fair value                          -      $      -       $      -             -
Exercise price greater than fair value              667,500           .53           2.00          8.60
Exercise price less than fair value                       -      $      -       $      -             -
                                               ------------------------------------------------------------
                                                    667,500      $    .53       $   2.00          8.60
                                               ============================================================

Year ended December 31, 2000
Exercise price equals fair value                          -      $      -       $      -             -
Exercise price greater than fair value              440,000          1.01           4.00          9.18
Exercise price less than fair value               1,023,324          3.74           0.34          7.02
                                               ------------------------------------------------------------
                                                  1,463,324      $   2.92       $   1.44          7.67
                                               ============================================================

Year ended December 31, 2001
Exercise price equals fair value                          -      $      -       $      -             -
Exercise price greater than fair value              622,753          0.41           2.00          9.61
Exercise price less than fair value                 784,784          1.99           0.01          5.58
                                               ------------------------------------------------------------
                                                  1,407,537      $   1.29       $   0.89          7.37
                                               ============================================================

Novistar applies the measurement principles of APB Opinion No. 25 in accounting for issuances of employee stock options and of SFAS No. 123 for all other equity instruments.

          Torch Energy Advisors Incorporated and Subsidiaries

15. STOCK OPTION PLAN (CONTINUED)

For the period indicated above, Novistar calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions as of December 31:

                                       2001       2000         1999
                                -------------------------------------------

Risk-free interest rates               4.74%       6.0%        6.34%
Expected lives (in years)                5.0        5.0          5.0
Dividend yield                             -          -            -
Expected volatility                       0%         0%           0%

16. COMMITMENTS AND CONTINGENCIES

LITIGATION

The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of the Company, will have any material adverse effect on the financial position or results of operations of the Company as a whole. Certain lawsuits to which the Company was a party were assumed by Torchmark as a result of the Management Buyout.

During 1998, TEMI assumed a $1.6 million liability related to litigation activity between its 50% owned gas marketing limited liability company and a trading partner arising out of commitments made for financial transactions and price disputes. During 1999, the litigation was settled resulting in a favorable impact of approximately $0.7 million to TEMI's income.

LEASE OBLIGATIONS

Rental expense for operating leases was approximately $3.2 million, $3.2 million and $2.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to

          Torch Energy Advisors Incorporated and Subsidiaries

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)

affiliates, having initial terms of one year or more consisted of the following as of December 31, 2001 (amounts in thousands):

                                                 Operating
Year ending December 31,                           Leases
                                             ------------------

2002                                              $    3,091
2003                                                   2,656
2004                                                   2,424
2005                                                   2,441
2006                                                   2,448
Thereafter                                               544
                                             ------------------
                                                  $   13,604
                                             ==================

LETTERS OF CREDIT

The Company has no open letters of credit at December 31, 2001.

17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

TRADING ACTIVITIES

The Company, through its subsidiaries, offers price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements. The Company attempts to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

At December 31, 2001, the Company's natural gas swaps and forwards had notional volumes of .9 bcf and 14 bcf, respectively. The Company's natural gas and crude oil

          Torch Energy Advisors Incorporated and Subsidiaries

17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (CONTINUED)

over-the-counter options had notional volumes of 12.1 bcf and 1.0 million barrels, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure TEAI's exposure to market or credit risks.

At December 31, 2001, the fair value of the Company's natural gas and crude oil swaps, forwards and over-the-counter options, extending to June of 2003, was a net asset of $149,000.

Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. The Company monitors and manages market risk and credit risk through a variety of techniques, including periodic reporting of the portfolio's value to senior management.

NON-TRADING ACTIVITIES

The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 2001, the Company was party to energy commodity swaps covering 1.1 bcf of natural gas extending to May of 2004.

While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

The carrying amounts of the Company's cash and cash equivalents, receivables, other current assets and payables approximates the fair value at December 31, 2001 and 2000 because of their short maturities.

          Torch Energy Advisors Incorporated and Subsidiaries

17. PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amounts and estimated fair values of the Company's other financial instruments, excluding trading activities, at December 31, 2001 and 2000 were as follows:

                                           2001                    2000
                           ----------------------------------------------------
                            Carrying    Estimated    Carrying     Estimated
                             Amount     Fair Value    Amount      Fair Value
                           ----------------------------------------------------
                                               (in thousands)

Assets
Crude oil swaps               $   881      $   881    $     -       $     -
Natural gas swaps             $   800      $   800    $     -       $     -

Liabilities
Long-term debt                $70,702      $70,702    $52,788       $52,788
Line of credit - TEFF         $19,930      $ 9,960    $20,233       $20,233

The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the Senior Subordinated Rate Payable-Affiliate and Notes Payable to Bank approximate fair value. Judgment is necessarily required in interpreting market data, and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

18. EQUITY INSTRUMENTS

PREFERRED STOCK

Novistar has authorized 5,000,000 shares of preferred stock, $.01 par value. Of these shares, 2,484,395 are designated as convertible preferred stock, Series A and 200,000 are designated as convertible preferred stock, Series B. The remaining shares of preferred stock are undesignated and have not been issued.

The Series A Preferred Stock may be converted by the holder into a share of common stock at any time. The conversion ratio for the Series A Preferred Stock is subject to

               Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INSTRUMENTS (CONTINUED)

adjustment for stock dividends and splits, reorganizations and other distributions withrespect to the common stock. In the event of an initial public offering in which Novistar receives not less than $10 per share and $50 million in gross proceeds, each share of the Series A Preferred Stock will automatically be converted into one share of common stock.

The holders of the Series A Preferred Stock are entitled to receive, on an as converted basis, any dividends paid to holders of common stock. In the event of any dissolution, liquidation, or winding up of Novistar's affairs, whether voluntary of involuntary, after payment of debts and other liabilities, holders of Series A Preferred Stock are entitled to a liquidation preference equal to $4.01 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock. Each holder of Series A Preferred Stock is entitled to vote, together as a single class, with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of Series A Preferred Stock are entitled to cast the number of votes they would be entitled to cast if they have converted their stock to common stock on the applicable record date. As long as shares of Series A Preferred Stock are outstanding, Novistar cannot, without the approval of 90% of the shareholders of Series A Preferred Stock:

   . amend its certification of incorporation or bylaws in a manner materially adverse to the holders of Series A Preferred Stock;

   . issue any equity security that has rights senior to or on parity with the Series A Preferred Stock;

   . repurchase any shares of capital stock other than from an employee upon termination;

   . consolidate, merge, sell all or substantially all of its assets or engage in other transactions that result in a change of control; or

   . dissolve.

              Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INSTRUMENTS (CONTINUED)

The Series B convertible Preferred Stock has essentially the same rights as the Series A convertible Preferred Stock except for the approval rights described therein. In the event of dissolution, liquidation, or winding up of Novistar's affairs, holders of the Series B Preferred Stock are entitled to a liquidation preference equal to $12.00 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock.

COMMON STOCK

On January 1, 1999, TEAI transferred all the assets and liabilities of Novistar in exchange for Novistar declaring a stock dividend of 99 shares of common stock for each share of common stock outstanding on the record dated of January 1, 1999. On January 31, 2000, TEAI contributed 9,233.25 shares and the attached dividend rights to Novistar.

On February 18, 2000, Novistar increased the number of authorized shares of common stock and issued 8,985,908 additional shares of common stock to TEAI representing payment of the stock dividend previously declared. Subsequent to the dividend, TEAI held 9,076,675 shares of Novistar common stock. On September 7, 2000, Novistar increased the numbers of authorized shares of common stock to 50,000,000 shares.

WARRANTS

A warrant for 161,066 shares of common stock of Novistar at a price of $4.00 per share was issued to a customer in January 2000 as a sales incentive to enter into a three year service contract. The warrant vests over the life of the contract absent an initial public offering of common stock by Novistar. Upon completion of an initial public offering by Novistar, the warrant fully vests and becomes exercisable. In accordance with EITF 96-18, until such time as Novistar effects an initial public offering, it will account for the warrant by recognizing, as a reduction of revenues, the cost of the warrant measured at each interim period at the then-current lowest aggregate fair value of the warrant based on the number of shares that become vested. Upon completion of an initial public offering, Novistar expects to recognize a deferred charge based on the fair value of the vested warrant which will be amortized as a reduction of revenue over the life of the related service contract. At December 31, 2001, the fair value of the remaining unvested warrants was determined to have only minimal value, using the Black-Scholes option pricing model with an expected volatility factor of 0%, risk-free interest rate of 4.74%, no dividend yield, a $1.00 per share market price and a four year life.

              Torch Energy Advisors Incorporated and Subsidiaries

18. EQUITY INSTRUMENTS (CONTINUED)

In August 2000, Novistar entered into an agreement to also issue a warrant for 170,000 shares of common stock to another customer as a sales incentive to enter into a renewal and extension of its existing long-term service fee contract until the end of 2003. As part of the sales incentive, Novistar also guaranteed the customer $3.5 million in cash or cost savings under the service fee contract, with minimum annual payments of $500,000. The warrant was issued on October 31, 2000 and is fully vested and non-forfeitable at the date of grant. However, the warrant may be exercised only, in whole or in part, commencing 90 days subsequent to an initial public offering of shares of Novistar. Upon exercise of the warrant by the customer, 50% of the value created, defined to be the difference between the fair market value of Novistar's common stock less the exercise price of the warrant, shall be credited against the $3.5 million guaranteed savings. Alternatively, Novistar, at its option, can offer to purchase the warrant at the fair market value of the common stock less the exercise price of the warrant. While the customer does not have to sell the warrant to Novistar, upon an offer to purchase, 50% of the value created would be credited against the $3.5 million guaranteed savings. At the option of Novistar, the term of the agreement may be extended one year at a reduced level of fees. Novistar expects to account for this sales incentive arrangement in accordance with EITF 96-18 as of the date the warrant becomes exercisable. Any reduction to the $3.5 million guaranteed savings liability from the exercise of the warrant or from the offer to purchase the warrant will be recorded at the time the warrant is exercised or any offer to purchase the warrant is made.


In November 2000, Novistar entered into a marketing alliance with Accenture LLP and issued a warrant to them for the purchase of up to 500,000 shares of convertible preferred stock, Series B or common stock of Novistar. The shares under the warrant vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Accenture LLP would provide support services.

19. SUBSEQUENT EVENTS

In January 2002, the Company purchased certain assets including rigs and real property for $425,000 in cash and entered into a note for $3,175,000. Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate. An intangible asset for $478,000 was

              Torch Energy Advisors Incorporated and Subsidiaries

19. SUBSEQUENT EVENTS (CONTINUED)

recorded for the permits, licenses, listings, approvals and authorizations. In addition, the Company entered into a consulting agreement with the purchaser whereby the Company will pay a fee of ten semi-annual payments of $150,000 commencing on June 1, 2002.

In 2002 Nuevo exercised its right to terminate two of its contracts with Torch. In addition, Mission and Plains Resources, Inc. each terminated a contract with Torch. In total, the Company will receive $3.5 million in termination fees in 2002 from these clients.

20. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED
    INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner public enterprises are required to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 at December 31, 1998.

The Company has four reportable segments: service activities, the capital group, the trading and marketing group, and oil and gas properties. The service activities segment provides technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provides growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The trading and marketing group segment engages in various hydrocarbon marketing and trading activities. The oil and gas properties segment consists of revenue from interests the Company holds in certain oil and gas properties.

The Company's reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same

              Torch Energy Advisors Incorporated and Subsidiaries

20. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED)

as those described in the summary of significant accounting policies (see Note 2 of the Notes to Consolidated Financial Statements). The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2001, and 1999 (amounts in thousands).


                                                           Trading &
                                    Service    Capital     Marketing   Oil & Gas
                                  Activities    Group      Group       Properties    Totals
                                 -------------------------------------------------------------
Year ended December 31, 2001
Revenues from external clients      $ 96,150   $  1,560    $ 6,786     $18,720      $123,216
Intersegment revenues               $  8,370   $      -    $     -     $     -      $  8,370
Interest revenue                    $      -   $      1    $   494     $   191      $    686
Interest expense                    $    988   $  1,464    $     -     $ 2,514      $  4,966
Depletion, depreciation and
amortization                        $ 11,792   $      -    $   386     $ 1,613      $ 13,791
Equity in earnings (loss) of
investees                           $    636   $   (300)   $     -     $     -      $    336
Segment profit (loss)               $ (8,179)  $(12,140)   $ 1,820     $ 1,950      $(16,549)

Other significant non-cash
items:
Segment assets                      $ 26,489   $  9,960    $13,497     $28,935      $ 78,881
Equity in investees                 $    993   $      -    $     -     $     -      $    993
Expenditures for segment
assets                              $  2,093   $      -    $     -     $ 2,030      $  4,123

              Torch Energy Advisors Incorporated and Subsidiaries

20. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED)


                                                    Trading &
                                Service    Capital  Marketing Oil & Gas
                               Activities   Group    Group    Properties Totals
                                -----------------------------------------------
Year ended December 31,2000
Revenues from external clients  $86,670   $ 1,780   $ 8,623  $15,979   $113,052
Intersegment revenues           $ 9,087   $     -   $     -  $     -   $  9,087
Interest revenue                $     -   $     -   $   624  $     -   $    624
Interest expense                $ 1,343   $ 4,236   $     -  $   755   $  6,334
Depletion, depreciation and
  amortization                  $ 9,872   $     -   $    72  $ 1,265   $ 11,209
Equity in loss of investees     $   851   $  (712)  $   459  $  (528)  $     70
Segment profit (loss)           $(4,170)  $(7,589)  $ 5,349  $14,032   $  7,622

Other significant non-cash
  items:
     Segment assets             $38,148   $16,431   $71,900  $ 4,300   $130,779
     Equity in investees        $ 1,348   $     -   $     -  $   313   $  1,661
     Expenditures for segment
        assets                  $ 3,115   $     -   $     -  $ 7,435   $ 10,550

                                                    Trading &
                                 Service   Capital  Marketing Oil & Gas
                               Activities   Group    Group    Properties Totals
                                -----------------------------------------------
Year ended December 31,1999
Revenues from external clients  $68,734   $     -   $ 2,523  $13,528   $ 84,785
Intersegment revenues           $ 8,508   $     -   $     -  $     -   $  8,508
Interest revenue                $     -   $ 4,441   $   617  $     -   $  5,058
Interest expense                $     -   $ 4,051   $     -  $     -   $  4,051
Depletion, depreciation and
  amortization                  $ 3,265   $     -   $     -  $ 1,831   $  5,096
Equity in loss of investees     $     -   $(3,388)  $     -  $     -   $ (3,388)
Segment profit (loss)           $ 3,853   $(8,923)  $(1,705) $(2,124)  $ (8,899)

Other significant non-cash
  Items:
     Segment assets             $ 5,173   $43,342   $51,702  $ 8,151   $108,368
     Equity in investees        $     -   $     -   $     -  $     -   $      -
     Expenditures for segment
       assets                   $ 3,324   $     -   $     -  $ 4,247   $  7,571

               Torch Energy Advisors Incorporated and Subsidiaries

20. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED)

The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets and equity in investees to the Company's consolidated totals for the years ended December 31, 2001, 2000 and 1999 (amounts in thousands):

                                                           Year ended December 31
                                                        2001       2000        1999
                                                    ----------------------------------
Revenues:
  Total revenues for reportable segments              $136,166   $138,743   $ 98,351
  Other revenues                                        (3,067)     1,207      2,456
  Elimination of intersegment revenues                  (8,370)    (9,087)    (8,508)
                                                    ----------------------------------
Total consolidated revenues                           $124,729   $130,863   $ 92,299
                                                    ==================================
Interest expense:
  Total interest expense for reportable segments      $  4,966   $  6,334   $  4,051
  Other interest expense                                 2,600      2,724      2,625
                                                    ----------------------------------
Total interest expense                                $  7,566   $  9,058   $  6,676
                                                    ==================================
Depletion, depreciation and amortization:
  Total depletion, depreciation and amortization for
    reportable segments                               $ 13,791   $ 11,209   $  5,096
  Other depletion, depreciation and amortization           838        384        591
                                                    ----------------------------------
Total depletion, depreciation and amortization        $ 14,629   $ 11,593   $  5,687
                                                    ==================================
Equity in earnings (loss) of investees:
  Total equity in earnings (loss) of investees for
    Reportable segments                               $    336   $     70   $ (3,388)
  Other equity in loss of investees                          -     (2,050)    (3,991)
                                                    ----------------------------------
Total equity in earnings (loss) of investees          $    336   $ (1,980)  $ (7,379)
                                                    ==================================
Profit or loss:
  Total profit or loss for reportable segments        $(16,549)  $  7,622   $ (8,899)
  Other loss                                           (10,069)    (6,647)    (7,631)
                                                    ----------------------------------
Net income (loss)                                     $(26,618)  $    975   $(16,530)
                                                    ==================================
Assets:
  Total assets for reportable segments                $ 78,881   $130,779   $108,368
  Other assets                                          32,225    117,223     53,762
                                                    ----------------------------------
Total consolidated assets                             $111,106   $248,002   $162,130
                                                    ==================================
Equity in investees:
  Total equity in investees for reportable segments   $    993   $  1,661   $      -
  Other equity in investees                                  -          -      2,038
                                                    ----------------------------------
Consolidated equity in investees                      $    993   $  1,661   $  2,038
                                                    ==================================

              Torch Energy Advisors Incorporated and Subsidiaries

20. SFAS 131: DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (CONTINUED)

MAJOR CUSTOMER

Two customers accounted for 24.1% of the gross marketing revenues during the year ended December 31, 2001. One customer accounted for 10.6% and 13.6% of the gross marketing revenues during the years ended December 31, 2000 and 1999, respectively. Revenues from two customers, Mission and Nuevo Energy Company ("Nuevo"), totaled $56 million, $59 million and $49 million in service and overhead fees for the years ended December 31, 2001, 2000 and 1999, respectively (see Note 19).

21. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED)

OIL AND GAS PRODUCING ACTIVITIES

Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. Reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firms of Gruy Engineering Corporation, H.J. Gruy and Associates, Inc., Ryder Scott Company and T.J. Smith & Company, Inc., and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids ("NGL's") were made in accordance with Financial Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S Corporation status for income tax purposes and have a zero effective income tax rate (see Note 2). The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional

21. SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED) (CONTINUED)

              Torch Energy Advisors Incorporated and Subsidiaries factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

Costs Incurred

The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31 (amounts in thousands):

                                             2001        2000        1999
                                        ---------------------------------------

Cost incurred during the year:
  Property acquisition                     $24,120      $     -     $     -

  Exploration                                    -            -           -
  Development                                1,947        6,515       4,120
                                        ---------------------------------------
                                           $26,067      $ 6,515     $ 4,120
                                        =======================================
Company's share of equity method
  investees costs of property
  acquisition, exploration and
  development                              $     -      $    21     $     -
                                        =======================================

              Torch Energy Advisors Incorporated and Subsidiaries

21. Supplementary Oil and Gas Data (Unaudited) (continued)

Capitalized Costs Relating to Oil and Gas Activities

The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization (amounts in thousands):

                                                       December 31
                                                 2001        2000       1999
                                              ---------------------------------

Capitalized costs:
  Proved properties                            $ 29,606    $  3,677   $ 12,353
  Accumulated depreciation, depletion and
    amortization                                 (2,988)     (1,614)    (4,552)
                                              ---------------------------------

Net capitalized costs                          $ 26,618    $  2,063   $  7,801
                                              =================================
Company's share of equity method investees
  net capitalized costs                        $      -    $     74   $      -
                                              =================================

Results of Operations for Producing Activities (amounts in thousands)

                                                   Year ended December 31
                                                 2001        2000       1999
                                              ---------------------------------

Revenues from oil and gas producing
  activities
                                               $ 17,071    $ 14,524   $ 13,528
Production costs                                 (9,720)     (6,663)    (8,018)
Depreciation, depletion and amortization         (1,475)     (1,404)    (2,181)
Income tax provision                                  -           -          -
                                              ---------------------------------
Results of operations from producing
  activities (excluding corporate overhead
  and interest costs)                          $  5,876    $  6,457   $  3,329
                                              =================================
Company's share of equity method investees
results of operations for producing activities
                                               $      -    $    (51)  $      -
                                              =================================

              Torch Energy Advisors Incorporated and Subsidiaries

21. Supplementary Oil and Gas Data (Unaudited) (continued)

*No income tax provision is recorded in 2001, 2000 or 1999 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

Reserves

The Company's estimated total proved and proved developed reserves of oil and gas for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                      2001                      2000                      1999
                             Oil (Mbbl)   Gas (Mmcf)   Oil (Mbbl)   Gas (Mmcf)   Oil (Mbbl)   Gas (Mmcf)
                            -----------------------------------------------------------------------------
Proved reserves at
  beginning of year              25         66,983         49         62,861          40        72,192
Purchases of reserves in
  place                        2,407        11,251          -              -           -             -
Sales of reserves in place         -             -        (34)       (13,891)          -             -
Revisions of previous
  estimates                       43       (36,535)        17         22,644          20        (6,200)
Extensions and
  discoveries                      -             -          -              -           -         2,605
Production                      (151)       (3,252)        (7)        (4,631)        (11)       (5,736)
                            -----------------------------------------------------------------------------
Proved reserves at end of
  year                         2,324        38,447         25         66,983          49        62,861
                            =============================================================================

Proved developed
  reserves:
    Beginning of year             11        65,778         40         55,602          31        55,997
                            =============================================================================
    End of year                  973        33,377         11         65,778          40        55,602
                            =============================================================================

              Torch Energy Advisors Incorporated and Subsidiaries

21. Supplementary Oil and Gas Data (Unaudited) (continued)

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

                                                  Year ended December 31
                                               2001        2000        1999
                                           -------------------------------------

Future cash inflows                         $ 149,970   $  756,693   $  139,272
Future production costs                       (90,571)    (258,885)    (111,452)
Future development costs                      (11,137)        (672)      (3,860)
                                           -------------------------------------
Future net inflows before income tax           48,262      497,136       23,960
Future income taxes*                                -            -            -
                                           -------------------------------------
Future net cash flows                          48,262      497,136       23,960
10% discount factor                           (19,279)    (333,527)      (9,078)
                                           -------------------------------------
Standardized measure of discounted future
  net cash flows                            $  28,983   $  163,609   $   14,882
                                           =====================================
Company's share of equity method investees
  standardized measure of discounted future
  net cash flows                            $       -   $      216   $        -
                                           =====================================

*No income tax provision is recorded in 2001, 2000 or 1999 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

              Torch Energy Advisors Incorporated and Subsidiaries

21. Supplementary Oil and Gas Data (Unaudited) (continued)

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

                                                  Year ended December 31
                                               2001        2000        1999
                                           -------------------------------------

Standardized measure:
  Beginning of year                         $ 163,609   $    14,882   $  15,617
  Sales, net of production costs               (7,350)       (7,861)     (5,521)
  Net change in prices and production costs  (173,940)      207,538         906
  Extensions, discoveries and improved
    recovery, net of future production
    and development costs                           -             -         968
  Changes in estimated future development
    costs                                        (211)       (1,283)       (469)
  Development costs incurred during the
    period                                      4,530         6,515       4,120
  Revisions of quantity estimates               9,600       104,777      (1,518)
  Accretion of discount                        16,361         1,488       1,562
  Purchases of reserves in-place               43,481             -           -
  Sales of reserves in-place                        -       (13,313)          -
  Changes in production rates and other       (27,097)     (149,134)       (783)
                                           -------------------------------------
Standardized measure - end of year         $   28,983     $ 163,609  $   14,882
                                           =====================================

                       TORCH ENERGY ADVISORS INCORPORATED
                       ----------------------------------
                                AND SUBSIDIARIES
                                ----------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED
                                   (Unaudited)

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the "Company").

DISCUSSION OF YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

Revenues

The Company provides a broad range of technical and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provides development growth capital to independent oil and gas companies, engages in various hydrocarbon marketing and trading activities and receives revenue from interests it holds in oil and gas properties.

The Company's service activities, which include accounting and finance, information technology, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for 81% of revenues in 2001. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services as well as transaction fees received for arranging or advising clients on acquisitions, divestitures or financings. The Company also receives fees related to oil and gas field operations and gas plant operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company's contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. Certain contracts historically contain provisions whereby the Company is paid based upon the amount of book assets and operating cash flow of its clients. As of October 1, 1999 such contracts had all been terminated and replaced with new outsourcing agreements. Under the new agreements revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company's clients and in particular the number and complexity of the clients' oil and gas properties. The Company expects to grow Service Fees in future years by adding additional outsourcing contracts with new clients and expanding the level of activities for existing clients.

Service Fees were $99.6 million in 2001, up 20.7% from the 2000 figure of $82.5 million primarily due to increased offshore and onshore drilling rig crew services for third parties. Additional rigs were purchased and there was an increase in drilling by Torch's clients. In addition, district operating expenses for a certain client were previously recovered out of increased operating fees, but a new contract provides for a blended mark-up of regular and overtime hour percentages which is recorded as service fees. Service fees were up 46.3% in 2000 from the 1999 figure of $56.4 million primarily due to activities of Novistar, Inc. ("Novistar") and the acquisition of the Oracle Energy Upstream business from Oracle Corporation ("Oracle") (see Note 10 of the Notes to the Consolidated Financial Statements) and due to fees earned on providing drilling rig crew services to third parties.

Operating fees totaled $1.9 million in 2001, down 82.2% from the 2000 figure of $10.7 million primarily due to no incentive fees being received in 2001 and operating fees for a certain client being included in service fees based on a new contract. Operating fees in 2000 were down

                       TORCH ENERGY ADVISORS INCORPORATED
                       ----------------------------------
                                AND SUBSIDIARIES
                                ----------------

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED
                                   (Unaudited)

18.9% from the 1999 figure of $13.2 million primarily due to a reduction in incentive fees received from clients.

The Company's principal oil and gas properties relate to the 2001 purchase of oil and gas properties in Louisiana and Texas by Milam Energy L.P. ("Milam") and production payments obtained in conjunction with the Management Buyout in September 1996. The production payment properties are coal-seam gas fields located in Alabama. The Company also holds other interests in gas fields in Texas and Louisiana. Oil and gas revenues for 2001 were $18.7 million, up 16.9% from 2000 oil and gas revenues of $16.0 million. This increase is attributable to the purchase of the Milam properties in May 2001 from a third party for a total of $21.4 million partially offset by the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements). Oil and gas revenues for 2000 were up 18.5% from 1999 oil and gas revenues of $13.5 million. This increase is primarily attributable to favorable gas prices and the purchase of additional interests in a gas plant. This increase was partially offset by a decrease in production due to the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements).

In 1997, the Company began to provide growth capital to oil and gas companies through Torch Energy Finance Fund LPI ("TEFF"), a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. TEFF was formed in September 1995, but its resources were expanded in July 1997, when the Company reached an agreement with the Bank of Montreal ("BMO") to provide additional capital for TEFF. The Company recorded interest income from parties financed by TEFF until 1999 when an impairment of the TEFF notes receivable was recorded. In 1999, such revenues totaled $4.4 million.

The Company also engages in various hydrocarbon marketing and trading activities. Revenues for these activities are recorded net of the cost of goods purchased for trading purposes. Net product marketing revenues were $3.1 million in 2001 down 18.4% from the 2000 figure of $3.8 million mainly due to winding down a majority of the Company's product marketing activity. Net product marketing revenues increased in 2000 from $1.6 million in 1999. The company's net product marketing revenues in 1999 includes a net loss of $1.1 million related to the adoption of mark to market accounting for trading activities.

From time to time, the Company has sold interests in various oil and gas properties and securities. In 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 milion. In May 2001, the Company sold its interest in Southern Missouri Gas Company, L.P. ("SMGC") to the general partner of SMGC by paying $2 million in cash and entering into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2001, the Company sold 150,000 Mission Resources Corporation ("Mission") shares for $337,000 resulting in a loss of $919,000. In 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million generating a gain of $1.4 million.

Expenses

The Company includes in cost of services all of the personnel costs of providing services to its clients pursuant to its outsourcing agreements. The level of expense recorded by the Company from year to year is subject to variability related to client activity level. Cost of services totaled $84.4 million, $73.6 million and $56.0 million in 2001, 2000 and 1999, respectively. Such increases are mainly due to increased offshore and onshore drilling rig crew services for third

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

parties and due to activities of Novistar and the acquisition of the Oracle Energy Upstream business from Oracle (see Note 10 of the Notes to the Consolidated Financial Statements).

General and administrative expenses totaled $30.7 million, $31.5 million and $21.4 million in 2001, 2000 and 1999, respectively.

Oil and gas operating expenses for 2001 totaled $10.7 million, up 44.6% from $7.4 million in 2000 due to the purchase of Milam in May 2001 partially offset by the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements). Oil and gas operating expenses for 2000 were down 7.5% from $8.0 million in 1999. This decrease was mainly due to decreased production on the coal-seam gas field in Alabama. The average unit production cost per Mcfe in 2001 was $2.06 as compared to an average unit production cost per Mcfe in 2000 and 1999 of $1.42 and $1.38, respectively.

Interest expense decreased by 16.5% to $7.6 million in 2001 from $9.1 million in 2000. Such decrease is primarily attributable to decreased debt on TEFF partially offset by Milam entering into a $18 million promissory note with a third party. Interest expense increased by 35.8% in 2000 from $6.7 million in 1999. Such increase is primarily due to Novistar's note payable to Oracle and to additional draw-downs on the Company's credit facilities.

During 2001, 2000 and 1999, consistent with TEFF's notes payable terms, an impairment of the TEFF notes receivable balance of $6.1 million, $.7 million and $4.5 million, respectively, was recorded.

Equity in Earnings of Affiliates and Investees

Equity in earnings of affiliates and investees consists of oil and gas partnership interests and other investments. The Company recorded equity earnings of $336,000 for the year ended December 31, 2001 and equity losses of $2.0 million and $7.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in equity earnings in 2001 and 2000 is mainly due to the Company's anticipated inability to recover the underlying carrying value of the investments and the resulting writedowns of the investments of $1.6 million and $5.1 million in 2000 and 1999, respectively.

Minority Interests

Effective November 1, 1996 Torch Energy Marketing, Inc. (TEMI), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acted as a manager and owned a 50% interest in this venture until May 2000 when the Company acquired the 50% interest it didn't own. As the Company effectively controlled the venture, the activities, prior to May 2000, are included in the financial statements with the unaffiliated parties interest reflected as minority interest.

Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company owned a 75% interest in TPC and the activities were included in the financial statements with the unaffiliated parties interest reflected as minority interest. In January

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

1999, the Company sold a 25% interest in TPC resulting in the Company changing its investment in TPC to be accounted for under the equity method.

On February 18, 2000, Novistar acquired from Oracle the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 10 of the Notes to the Consolidated Financial Statements). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. Activities for Novistar are consolidated in the Company's financial statements with Oracle's and Accenture's combined interests reflected as a minority interest.

Net Income

The foregoing activities resulted in the following net income (loss) (amounts in thousands):

                                                   2001      2000      1999
                                                   ----      ----      ----

Income (loss) before minority interest, income
taxes, and cumulative effect of change in
accounting principles                           $ (31,427) $ (5,661) $ (17,867)
Net income (loss).............................. $ (26,618) $    975  $ (16,530)

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $2.2 million for the year ended December 31, 2001. Net cash provided by operating activities was $2.6 million for the year ended December 31, 2000. Net cash used in operating activities was $20.7 for the year ended December 31, 1999. In each of the years considered, operating cash flows were affected by significant changes in assets and liabilities due to the Company incurring costs, in the ordinary course of business, on behalf of its clients. The Company spent $4.8 million, $12.0 million and $7.7 million on investments in property and equipment in 2001, 2000, and 1999, respectively. During 2001, the Company sold its interest in certain oil and gas properties to third parties generating $4.9 million in cash. During 2000, the Company sold its interest in certain oil and gas properties to third parties generating $25.3 million in cash. In September 2000, the Company sold its interest in a gas marketing company to a third party generating $2.2 million in cash (see Note 10 of the Notes to Consolidated Financial Statements).

Financing Activities

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001 and the revolving line of credit matures on March 31, 2002. The Novistar Facility is secured by or pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI has guaranteed the outstanding balance of the revolving line of credit. At December 31, 2001, there is $3.0 million outstanding under the Novistar Facility

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

On August 31, 1999, the Company entered into a $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate plus .25% or the LIBOR rate. The new Credit Facility has a September 1, 2002 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 2001, there is $19.2 million outstanding under the new Credit Facility and the borrowing base is set at $23 million.

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999); and at the bank's prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan are repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secure the TEFF Facility, which matures on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF Facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In November 2000, ARI was sold and the loan balance was reduced by $21.3 million. In addition, the March 9, 2000 amendment changed the interest rate to the bank's prime rate (3.8% at December 31, 2001) plus 1% or LIBOR (2.4% at December 31, 2001) plus 4% regardless of the portfolio base ($19.9 million at December 31, 2001), and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2001 and 2000, the outstanding balances under the TEFF Facility were $19.9 million and $20.2 million, respectively, at a weighted average interest rate of 7.3% and 10.5%, respectively.

On April 21, 2000, Torch Energy TM, Inc. entered into a Credit Agreement (the "Credit Agreement") with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit are issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) to provide for letters of credit to secure suppliers of product, and (c) to fund payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrues on letters of credit at a floating rate per annum equal to the base rate (the higher of .50% per annum above the latest Federal Funds Rate, or the prime rate) plus .50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. The Credit Agreement has a November 2001 maturity date on letters of credit issued under the borrowing base sub-line and February 27, 2002 for letters of credit issued under the transactional sub-line. Collateral for the credit agreement consists of all assets of TETM. At December 31, 2001, there are no outstanding letters of credit.

On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The Note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004. During 2001 the Note was reduced by $1 million in connection

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

with the settlement of litigation involving the Predecessor, Torchmark and a third party. In addition, the settlement provides for additional reductions of $500,000 on October 1, 2002 and $500,000 on October 1, 2003.

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrues interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest is payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. As of December 31, 2001 and 2000, $10.0 million was outstanding under this Senior Subordinated Note payable. Related interest of $988,000 and $788,000 is reflected in the accompanying Statement of Operations for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company was in default on the note due to non-payment of interest. The Company has received a waiver on the non-payment of interest as of December 31, 2001.

On May 17, 2001, Milam entered into an $18 million Promissory Note (the "Milam Note") with a third party. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three month London Interbank Offered Rate (2.0% at December 31, 2001). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The Milam Note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. As of December 31, 2001, the Company was not in compliance with one of its financial ratios. The Company has received a waiver on the current ratio as of December 31, 2001. Certain oil and gas properties secure the Milam Note. At December 31, 2001, the outstanding balance under the Milam Note was $16.9 million.

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2002. Failure to make these payments could result in an additional obligation of $3.5 million.

The following table lists contractual obligations of the Company by due date or expiration date:

    Contractual Obligations                              Payments Due by Period

                                                      Less
                                       Total          than        1-3 years      4-5 years        After
                                                     1 year                                      5 years
                                    ------------   -----------   -----------    -----------   -----------
Long Term Debt                     $    98,939    $   26,904    $   60,372     $   10,643    $    1,020
Operating Leases                        13,604         3,091         5,080          4,889           544
Other Long Term Obligations              3,825         1,020         2,040            765             -
                                    ------------   -----------   -----------    -----------   -----------
Total Contractual Cash
    Obligations                    $   116,368    $   31,015    $   67,492     $   16,297    $    1,564
                                    ============   ===========   ===========    ===========   ===========

In addition, the Company has guaranteed a $750,000 note payable of TPC that matures March 4, 2003. At December 31, 2001, $24,000 is outstanding under the TPC note There are no other commercial commitments at December 31, 2001.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Financial Risk Mangement

The Company, through its subsidiaries offers price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements. Effective January 1, 1999, the Company adopted mark-to-market accounting for contracts related to its price risk management service contracts in accordance with the provisions of the Financial Accounting Standard Board's Emerging Issues Task Force Issue No.98-10 ("EITF 98-10"), Accounting for Energy Trading and Risk Management Activities.

In addition, the Company has major market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions.

In order to mitigate the risk associated with its financial and other instruments, the Company monitors and manages the inherent market risks through a variety of techniques including periodic reporting of the portfolio's value to senior management. The Company attempts to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance.

Fair Value of Price Risk Management Contracts

At December 31, 2001, the fair value of the Company's price risk management contracts maturing during 2002 was a net asset of $149,000. The net asset fair value was determined from prices actively quoted based on closing exchange and over-the-counter quotations at December 31, 2001. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under market conditions at December 31, 2001.

Following is a reconciliation of the Company's 2001 price risk management activity (in thousands):

Fair value of contracts outstanding at December 31, 2000      $(4,056)
Contracts realized or otherwise settled during 2001              (253)
Change in fair value of contracts                               3,952
                                                              --------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Fair value of contracts outstanding at December 31, 2001      $   149

The change in fair value of contracts during the year represents the change in value of contracts from the beginning of the period, or the date of their origination, until their settlement or, if not settled, until the end of the period.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company's major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas production and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

The Company has elected to present the quantitative disclosures relative to market risk for option contracts in tabular form and all other financial derivative contracts using a sensitivity analysis.

The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 2001 and 2000 (amounts in thousands).

                                                       December 31, 2001
                         ----------------------------------------------------------------------------

                              Contract           Weighted
                              Volumes          Average Price          Maturity           Fair Value
                              -------          -------------          --------           ----------
Natural Gas Options
   Held                           7.6 bcf      $        1.94             2002          $        167
                                   .1 bcf               3.50             2003                   (42)

   Written                        4.3 bcf      $        2.53             2002          $       (902)
                                   .1 bcf               3.50             2003                    42

Crude Oil Options
   Held                   .4 million bbls      $       21.44             2002          $        169
                          .1 million bbls              20.00             2003                     -

   Written                .4 million bbls      $       21.42             2002          $       (177)
                          .1 million bbls              20.00             2003                     -


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

                                                         December 31, 2000
                         ----------------------------------------------------------------------------
                              Contract           Weighted
                              Volumes          Average Price          Maturity           Fair Value
                              -------          -------------          --------           ----------
Natural Gas Options
   Held                            6.9 bcf     $        3.66             2001          $      5,704
                                   7.5 bcf              1.92             2002                  (199)

   Written                         8.5 bcf     $        3.39             2001          $    (12,149)
                                   4.2 bcf              2.52             2002                (5,229)

Crude Oil Options
   Held                   2.3 million bbls     $       26.28             2001          $      1,591
                           .3 million bbls             21.53             2002                    63

   Written                2.3 million bbls     $       26.30             2001          $     (1,591)
                          .3 million bbls              21.48             2002                   (63)

The following tables present the hypothetical changes in fair values of outstanding swap agreements at December 31, 2001 and 2000 based on a 10% favorable and adverse change in quoted market prices (amounts in thousands).

                                           December 31, 2002
                          -------------------------------------------------

                                                    Change in Fair Value
                                                      From 10% Adverse
                              Fair Value                Price Change
                              ----------                ------------

Natural Gas Swaps
   Trading                   $       (37)            $         (48)
   Non-trading                       800                       616

Crude Oil Swaps
   Trading                   $       881             $         479

                                             December 31, 2000
                          -------------------------------------------------

                                                    Change in Fair Value
                                                      From 10% Adverse
                              Fair Value                Price Change
                              ----------                ------------
  Natural Gas Swaps
     Trading                 $       536         $        (401)

  Crude Oil Swaps
     Trading                 $        41        $          39

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

The market prices used to calculate the fair value reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors at December 31, 2001 and 2000. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under market conditions at December 31, 2001 and 2000.

The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 2001 and 2000 (amounts in thousands).

Interest Rate Risk - The Company's exposure to changes in interest rates primarily results from short term changes in the prime and LIBOR rates. A 10% increase in the prime and floating LIBOR rates would have the effect of increasing interest costs to the Company by $.3 million per year.

Outlook

The Company has adopted a $4.8 million capital budget for the year ending December 31, 2002 primarily for capital expenditures on the Milam oil and gas properties. These capital expenditures will be paid out of Milam's cash flow and debt payments will be reduced as a result of the reduction in cash flow. The Company believes that Milam's working capital and cash flows from operating activities will be sufficient to meet these capital commitments.